SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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OVERLAND STORAGE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OVERLAND STORAGE, INC.
9112 Spectrum Center Boulevard
San Diego, California 92123

April 14, 2014

Dear Shareholder:
You are cordially invited to attend the annual meeting of shareholders of Overland Storage, Inc. to be held at 125 South Market Street, 2nd Floor, Suite 275, Room A, San Jose, CA 95113, on Tuesday, May 13, 2014 at 8:00 a.m. (Pacific Time).
The accompanying notice of annual meeting and proxy statement include the agenda for the annual meeting, explain the matters that we will discuss at the annual meeting and provide general information about our company.
Your vote is very important. Regardless of whether or not you plan to attend the annual meeting, please complete, sign, date and return the enclosed proxy card as soon as possible to ensure your representation at the annual meeting. We have provided a postage-paid envelope for your convenience. If you plan to attend the annual meeting and prefer to vote in person, you may still do so even if you have already returned your proxy card.
If you are a shareholder of record (that is, if your stock is registered with us in your own name), then you may vote by telephone or electronically via the Internet by following the instructions included in the proxy statement and with your proxy card. If your shares are registered in the name of a broker or other nominee, your nominee may be participating in a program provided through Broadridge Financial Solutions, Inc. that allows you to vote by telephone or via the Internet. If so, the voting form that your nominee sends you will provide telephone and Internet instructions.
Thank you for your ongoing support of Overland Storage, Inc.

Sincerely,
ERIC L. KELLY
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date	Tuesday, May 13, 2014
Time	8:00 a.m. (Pacific Time)
Place	125 South Market Street, 2nd Floor, Suite 275, Room A, San Jose, CA 95113

Items of Business	1. To elect the seven directors named in this proxy statement;
2. To ratify the appointment of the independent registered accounting firm for the fiscal year ending June 30, 2014;
3. To conduct an advisory vote to approve Named Executive Officer compensation (say-on-pay); and
4. To consider such other business as may properly come before the annual meeting.
The foregoing items of business are more fully described in the proxy statement.
Record Date
All holders of Overland Storage, Inc. common stock of record at the close of business on March 28, 2014 are entitled to vote at the meeting and any adjournment of the meeting. Regardless of whether or not you attend the meeting in person, we encourage you to vote by Internet or phone or to complete, sign and return your proxy prior to the meeting.

Important notice regarding the availability of proxy materials for the annual meeting. Our proxy statement, along with our 2013 Annual Report on Form 10-K and proxy card are available on-line at http://proxy.overlandstorage.com.
By Order of the Board of Directors,
KURT L. KALBFLEISCH
Secretary
Dated: April 14, 2014

All shareholders are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the annual meeting, please complete, sign, date and return the enclosed proxy card as soon as possible to ensure your representation at the annual meeting. A postage-paid return envelope is enclosed for your convenience. Shareholders with shares registered directly with our transfer agent, Wells Fargo Bank, N.A., may choose to vote those shares via the Internet at http://www.proxypush.com/ovrl, or telephonically, within the United States and Canada, by calling 1-866-883-3382. Shareholders holding shares with a broker, bank or other nominee may also be eligible to vote via the Internet or telephonically if their broker, bank or other nominee participates in the proxy voting program provided by Broadridge Financial Solutions, Inc. (“Broadridge”). See “Voting Shares Registered in the Name of a Broker, Bank or Other Nominee” in the proxy statement for further details on the Broadridge program. Even if you have given your proxy, you may still vote in person if you attend the annual meeting. Please note, however, that if a broker, bank or other nominee holds your shares of record and you wish to vote at the annual meeting, then you must obtain from the record holder a proxy issued in your name.

OVERLAND STORAGE, INC.
9112 Spectrum Center Boulevard
San Diego, California 92123

2013 PROXY STATEMENT

General Information
The Board of Directors of Overland Storage, Inc., a California corporation (which we may refer to herein as the Company), is providing these proxy materials to you in connection with the solicitation of proxies for use at our 2013 annual meeting of shareholders. The annual meeting will be held at 125 South Market Street, 2nd Floor, Suite 275, Room A, San Jose, CA 95113, on Tuesday, May 13, 2014 at 8:00 a.m. (Pacific Time) or at any adjournment or postponement thereof, for the purposes stated herein. This proxy statement summarizes the information that you will need to know to vote in an informed manner.
Reverse Stock Split
On January 16, 2014, the shareholders of the Company approved a proposal to authorize the Board of Directors of the Company to effect a reverse stock split of the Company’s common stock. On April 3, 2014, the Board of Directors approved a one-for-five (1-for-5) reverse stock split of the Company's common stock. The reverse stock split will affect all of the Company’s outstanding shares of common stock, as well as the number of shares of common stock underlying stock options, warrants and other exercisable or convertible instruments outstanding at the effective date of the reverse stock split. The reverse stock split is effective as of April 9, 2014, and as such, since the record date for the annual meeting occurred prior to the effective date of the reverse stock split, all references to shares of common stock, as well as the number of shares of common stock underlying stock options, warrants and other exercisable or convertible instruments in this proxy statement do not take into account the effects of the reverse stock split.
Voting Rights and Outstanding Shares
We will begin mailing this proxy statement and the accompanying proxy card on or about April 14, 2014 to all shareholders of record that are entitled to vote. Each share of our common stock that you own entitles you to one vote on all matters to be voted upon at the annual meeting. Only shareholders that owned our common stock at the close of business on March 28, 2014, the record date, are entitled to vote at the annual meeting. On the record date, 87,355,926 shares of our common stock were outstanding.
The proxy card indicates the number of shares of our common stock that you own. We will have a quorum to conduct the business of the annual meeting if holders of a majority of the shares of our common stock are present, in person or by proxy. Abstentions and broker non-votes (i.e., shares of common stock held by a broker, bank or other nominee that are represented at the annual meeting, but that the broker, bank or other nominee is not empowered to vote on a particular proposal) will be counted in determining whether a quorum is present at the annual meeting. Brokers, banks and other nominees typically do not have discretionary authority to vote on non-routine matters. Under the rules of the New York Stock Exchange (the “NYSE”), as amended (the “NYSE Rules”), which apply to all NYSE-licensed brokers, brokers have discretionary authority to vote on routine matters when they have not received timely voting instructions from the beneficial owner.
The election of directors (“Proposal No. 1”) will be by a plurality of votes cast by shares present or represented at the annual meeting. Abstentions and broker non-votes will have no impact on the election of directors under Proposal No. 1. Because the election of directors under Proposal No. 1 is considered to be a non-routine matter under the NYSE Rules, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal No. 1, brokers will not be permitted to exercise their voting authority and uninstructed shares may constitute broker non-votes.
Approval of the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2014 (“Proposal No. 2”) requires (i) the affirmative vote of a majority of the shares entitled to vote that are present or represented by proxy at the annual meeting and (ii) a majority of the shares required to constitute the quorum. Only “for” and “against” votes are counted for purposes of determining the votes received in connection with Proposal No. 2. Therefore, abstentions and broker non-votes have no effect on determining whether the affirmative vote constitutes a majority of the shares present or represented by proxy and voting at the annual meeting. However, approval of Proposal No. 2 also requires the affirmative vote of a majority of shares necessary to constitute the quorum, and therefore abstentions and broker non-votes could prevent the approval of Proposal No. 2 because they do not count as affirmative votes. Because the advisory vote under Proposal No. 2 is considered to be a non-routine matter under the NYSE Rules, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal No. 2, brokers will not be permitted to exercise their voting authority and uninstructed shares may constitute broker non-votes. In order to minimize the number of broker non-votes, we encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice of Annual Meeting of Shareholders.
Approval of the advisory vote on named executive officer compensation (say-on-pay) (“Proposal No. 3”) requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. Because the vote on the compensation of our named executive officers is advisory, it will not be binding on us, our Board of Directors or the Compensation Committee. Nevertheless, the views expressed by our shareholders, whether through this vote or otherwise, are important to us and, accordingly, our Board of Directors and the Compensation Committee may consider the results of this vote in making determinations in the future regarding executive compensation arrangements. For purposes of this proposal, abstentions are treated as shares present and entitled to vote on the matter and, therefore, will have the same effect as a vote “Against” the proposal. Broker non-votes are not considered entitled to vote on the matter and will have no effect on the outcome of the vote.
Voting Shares Registered in Your Name
If you are a shareholder of record, you may vote in one of four ways:

•	attend the annual meeting and vote in person;

•	complete, sign, date and return the enclosed proxy card;

•	vote by telephone following the instructions included with your proxy card and outlined below; or

•	vote via the Internet following the instructions included with your proxy card and outlined below.
If you are a shareholder of record, then you may go to http://www.proxypush.com/ovrl to vote your shares via the Internet. The votes represented by this proxy will be generated on the computer screen and you will be prompted to submit or revise your vote as desired. If you are using a touch-tone telephone and are calling from the United States or Canada, then you may vote your shares by calling 1-866-883-3382 and following the recorded instructions.
Votes submitted by telephone or via the Internet must be received by 9:00 p.m. (Pacific Time) on Monday, May 12, 2014. Submitting your proxy by telephone or via the Internet will not affect your right to vote in person should you decide to attend the annual meeting.
Voting Shares Registered in the Name of a Broker, Bank or Other Nominee
Most beneficial owners whose stock is held in street name will receive instructions for voting their shares from their broker, bank or other nominee, rather than our proxy card.
A number of brokers and banks participate in a program provided through Broadridge that allows shareholders to grant their proxy to vote shares by means of the telephone or via the Internet. If your shares are held in an account with a broker or bank participating in the Broadridge program, then you may vote your shares telephonically by calling the telephone number shown on the instruction form received from your broker or bank, or via the Internet at Broadridge’s web site at http://www.proxyvote.com.
If you wish to vote in person at the annual meeting, then you must obtain a legal proxy issued in your name from the broker, bank or other nominee that holds your shares of record.
Tabulation of Votes
A representative from our transfer agent, Wells Fargo Bank, N.A., will tabulate the votes. The shares of our common stock represented by proxy will be voted in accordance with the instructions given on the proxy so long as the proxy is properly executed and received by us prior to the close of voting at the annual meeting or any adjournment or postponement of the annual meeting. If no instruction is given, then the proxy will be voted for the nominees for director, for Proposal No. 2 and Proposal No. 3. In addition, the individuals that we have designated as proxies for the annual meeting will have discretionary authority to vote for or against any other shareholder matter presented at the annual meeting.

Revocability of Proxies
As a shareholder of record, once you have submitted your proxy by mail, telephone or via the Internet, you may revoke it at any time before it is voted at the annual meeting. You may revoke your proxy in any one of three ways:

•	you may grant another proxy marked with a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method);

•	you may notify our Secretary in writing that you wish to revoke your proxy before it is voted at the annual meeting; or

•	you may vote in person at the annual meeting.
Solicitation
This solicitation is made by our Board of Directors and we will bear the entire cost of soliciting proxies, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to shareholders. We will provide copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock that are beneficially owned by others for forwarding to the beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to the beneficial owners. Solicitations will be made primarily through the mail, but may be supplemented by telephone, telegram, facsimile, Internet or personal solicitation by our directors, executive officers, employees or other agents. No additional compensation will be paid to these individuals for these services.
Shareholder Proposals for 2014
Requirements for Shareholder Proposals to be Considered for Inclusion in Overland’s Proxy Materials. Shareholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and intended to be presented at our 2014 annual meeting of shareholders must be received by us not later than December 15, 2015 in order to be considered for inclusion in our proxy materials for that meeting.
Requirements for Shareholder Proposals to be Brought Before an Annual Meeting. Our amended and restated bylaws (our “Bylaws”) provide that, for shareholder nominations to our Board of Directors or other proposals to be considered at an annual meeting of shareholders, the shareholder must have given timely notice of the proposal or nomination in writing to our Secretary. To be timely for the 2014 annual meeting of shareholders, a shareholder’s notice must be delivered to, or mailed and received by, our Secretary at our principal executive offices between January 14, 2015 and February 13, 2015. Pursuant to our Bylaws, however, any shareholder proposal or nomination for director must meet the deadline pursuant to Rule 14a-8, as described above, to be included in our proxy materials. A shareholder’s notice to the Secretary must set forth, as to each matter the shareholder proposes to bring before the annual meeting, the information required by our Bylaws.
Separate Copy of Annual Report or Proxy Materials
If you share an address with another shareholder, each shareholder may not receive a separate copy of our annual report and proxy materials. Shareholders who do not receive a separate copy of our annual report and proxy materials and who want to receive a separate copy may request to receive a separate copy of our annual report and proxy materials by writing to Investor Relations at Overland Storage, Inc., 9112 Spectrum Center Boulevard, San Diego, California 92123, or by calling 1-800-729-8725. We undertake to deliver promptly a copy of the annual report or proxy materials, as applicable, upon the receipt of such request. Shareholders who share an address and receive multiple copies of our annual report and proxy materials may also request to receive a single copy by following the instructions above.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board of Directors, acting pursuant to our Bylaws, has determined that the number of directors constituting the full Board of Directors shall be seven at the present time. Our Bylaws provide that, for shareholder nominations to our Board of Directors to be considered at an annual meeting, the shareholder must have given timely notice of the nomination in writing to our Secretary. Any vacancies on our Board of Directors may be filled in accordance with applicable law and our Bylaws.
Our Board of Directors has, upon recommendation of the Nominating and Governance Committee, nominated Daniel Bordessa, Robert A. Degan, Joseph A. De Perio, Nils Hoff, Eric L. Kelly, Vivekanand Mahadevan and Scott McClendon for reelection as members of our Board of Directors. Each of the nominees is currently a director of our company. Each newly-elected director will serve a one-year term until the next annual meeting of shareholders or until such director’s successor is qualified and elected. During the course of a term, our Board of Directors may appoint a new director to fill any vacant seat, including a vacancy caused by an increase in the size of our Board of Directors. The new director will complete the term of the director he or she replaced. Each person nominated for election has agreed to serve if elected and we have no reason to believe that any nominee will be unable to serve. However, if any nominee cannot serve, then your proxy will be voted for another nominee proposed by our Board of Directors, or if no nominee is proposed by our Board of Directors, an additional vacancy will occur.
We, as a matter of policy, encourage our directors to attend meetings of our shareholders. The following directors proposed for election at the annual meeting attended our 2012 annual meeting of shareholders: Eric L. Kelly and Scott McClendon.
There are no family relationships between any nominees or executive officers of our company, and, except as described below, there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was or is selected as a director or nominee.
Pursuant to the terms of that certain purchase agreement, dated as of March 16, 2011, by and among us, Clinton Group, Inc. (“CGI”) and other investors party thereto (the “Purchase Agreement”), we agreed to nominate Mr. De Perio, as representative of CGI, to our Board of Directors. Mr. De Perio was elected to our Board of Directors on April 6, 2011.
On January 21, 2014, we completed the acquisition of Tandberg Data Holdings S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg (“Tandberg”). The Acquisition was made pursuant to the Acquisition Agreement dated November 1, 2013 by and among the Company, Tandberg, FBC Holdings S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée) (“FBC”) and Tandberg Data Management S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée) (“TDM”), as amended as described below (the “Acquisition Agreement’). Pursuant to the terms of the Acquisition Agreement, we purchased 100% of the outstanding equity securities of Tandberg held by the sole shareholder of Tandberg, FBC, in exchange for 47,152,630 shares of common stock of the Company (the “Acquisition Shares”). Following the closing and as a result of the Acquisition, the Acquisition Shares constitute approximately 54% of the Company’s fully-diluted outstanding securities.
Pursuant to the terms of the Acquisition Agreement, we entered into a Voting Agreement dated January 21, 2014 (the “Voting Agreement”) with FBC in which we agreed to expand the size of the Board to seven directors and to appoint Daniel Bordessa and Nils Hoff to fill the two vacancies on the Board created by the expansion. The Board increased the size of the Board to seven directors on January 16, 2014. Messrs. Bordessa and Hoff were elected to our Board of Directors on March 27, 2014. Pursuant to the Voting Agreement, until the earlier of (a) the filing by the Company of its annual report on Form 10-K for the fiscal year ending on or about June 30, 2015 with the U.S. Securities Exchange Commission or (b) September 30, 2015 (the “Expiration Date”), (i) up to two persons designated by FBC and reasonably acceptable to the current Board will be nominated for election to the Board at each meeting of shareholders at which members of the Board are elected (Messrs. Bordessa and Hoff currently); (ii) in any election of members of the Board, FBC agreed to vote all shares of common stock of the Company held by FBC with respect to any nominee for election to the Board (other than the nominees designated by FBC) in the same proportion that the Company’s other shareholders vote for such nominee; (iii) FBC agreed not to nominate any person for election to the Board other than the two persons described above; and (iv) FBC agreed not to initiate, propose or otherwise solicit, or participate in the solicitation of shareholders for the approval of, any shareholder proposals with respect to the Company. After the Expiration Date, as Cyrus Capital Partners and its affiliates (collectively, “Cyrus”) are the beneficial owners of FBC, Cyrus will have the right to appoint all of the Company’s directors by virtue of the fact that the Cyrus will hold a majority of the outstanding voting stock of the Company (assuming there are no additional shares issued prior to such date).

Nominees for Director
You are being asked to vote on the seven director nominees listed below. Unless otherwise instructed, the proxy holders will vote the proxies received by them for these seven nominees. The names of the director nominees, their ages as of April 14, 2014 and other information about them are shown below.

Name of Director Nominee	Age	Director Since	Position
Daniel J. Bordessa	41	2014	Independent Director
Robert A. Degan	75	2000	Independent Director
Joseph A. De Perio	35	2011	Independent Director
Nils Hoff	51	2014	Director
Eric L. Kelly	55	2007	President and Chief Executive Officer
Vivekanand Mahadevan	60	2012	Independent Director
Scott McClendon	75	1991	Executive Chairperson of the Board (Independent Director)
Daniel J. Bordessa is currently a partner of, and has been employed by, Cyrus Capital Partners, L.P. and Cyrus Capital Partners Europe, L.P. since March 2005 prior to which he worked in investment banking in both London and Toronto. Mr. Bordessa has served as a director of a number of public and private companies in both North America and Europe. Mr. Bordessa’s extensive experience in mergers and acquisitions, debt restructuring, worldwide corporate finance and as a director of other public companies, enables him to provide our Board of Directors with strategic business expertise and insights as to the perspectives of our institutional shareholder base.
Robert A. Degan has been a private investor since January 2000. From November 1998 to December 1999, Mr. Degan served as General Manager of the Enhanced Services & Migration Business Unit (formerly, Summa Four, Inc.) of Cisco Systems, Inc., an internet networking company. From July 1998 to November 1998, Mr. Degan was Chairperson, President and Chief Executive Officer of Summa Four, Inc., and from January 1997 to July 1998, he served as its President and Chief Executive Officer and as a director. Mr. Degan retired from the board of directors of CaminoSoft Corp. in December 2007, FlexiInternational Software, Inc. in July 2006 and Gensym Corporation in May 2005. Mr. Degan was formerly on the research staff at Massachusetts Institute of Technology. Mr. Degan's significant prior experience as a director and Chief Executive Officer of Summa Four, along with his experience from his career in related industries and as a board member of other public technology companies, provides our Board of Directors with financial and operational expertise and analytical skills relevant to the storage industry.
Joseph A. De Perio has been a senior member of the portfolio management team of Clinton Group, Inc. (“CGI”) from June 2006 to December 2007, serving as Vice President, Activist Investments and Long/Short Equity and Private Equity, and from October 2010 to the present, serving as Senior Portfolio Manager, Activist Investments and Private Equity. As a senior portfolio manager at CGI, Mr. De Perio is involved in all aspects of portfolio management for the public equity and private equity strategies at CGI, including origination, trading, structuring and research. From December 2007 to September 2010, he was a vice president at Millennium Management, L.L.C., a global investment management firm, executing a public equity strategy. Prior to his work in hedge funds, Mr. De Perio was an associate at Trimaran Capital Partners, a middle-market private equity investment fund, where he originated, executed and monitored leveraged buyout and growth equity investments in the healthcare, technology and consumer industries. Mr. De Perio was also an associate and an analyst in the Mergers and Acquisitions department of CIBC Oppenheimer. Mr. De Perio has served as the Vice Chairman and President of ROI Acquisition Corporation, a company formed for the purpose of acquiring one or more businesses or assets, since its inception in September 2011. Mr. De Perio previously served on the board of directors of Viking Systems, Inc., a developer, manufacturer and marketer of visualization solutions for complex, minimally invasive surgery, from June 2011 until its sale to Conmed Corporation in October 2012. Mr. De Perio's experience in corporate finance, including as an investment analyst and portfolio manager in private equity and public equity, his strong understanding of corporate finance and strategic business planning activities, and his significant experience advising and investing in public companies enables him to provide our Board of Directors with insights as to the perspectives of our institutional shareholder base.

Nils Hoff has served as a consultant to the Company since the Acquisition in January 2014. Prior to the Acquisition, Mr. Hoff served as Chief Financial Officer of Tandberg Data S.a.r.l from May 2009 to January 2014; Chief Financial Officer of Tandberg Data ASA from August 2008 to April 2009 and Chief Financial Officer of Tandberg Storage ASA from August 2006 through June 2008. Mr. Hoff’s prior experience with the Tandberg entities prior to the Acquisition enables him to provide our Board of Directors with strategic business expertise and insights as well as important knowledge useful for the integration of the Tandberg entities into the Company.
Eric L. Kelly has served as our Chief Executive Officer since January 2009, our President since January 2010 and a member of our Board of Directors since November 2007. In July 2013, Mr. Kelly was appointed to the Board of Directors of Sphere 3D Corporation (“Sphere 3D”) to serve as Chairman of its Board of Directors. Sphere 3D is a Canadian publicly traded company specializing in virtualization technology. From April 2007 to January 2009, Mr. Kelly served as President of Silicon Valley Management Partners Inc., a management consulting and M&A advisory firm, which he co-founded in April 2007. From July 2004 to August 2006, Mr. Kelly was Vice President and General Manager of storage systems solutions at Adaptec, Inc. (“Adaptec”). From August 2002 to July 2004, he served as President and Chief Executive Officer of Snap Appliance, Inc., which was acquired by Adaptec in July 2004. The Snap division of Adaptec was acquired by us in June 2008. From March 2000 to June 2002, Mr. Kelly served as President, Network Systems Division of Maxtor Corporation. From 1980 to 1998, he served in executive or managerial roles with Netpower Incorporated, Diamond Multimedia Systems Incorporated, Conner Peripherals Incorporated, Marq Technologies Incorporated and International Business Machines Corporation (“IBM”). Mr. Kelly's position as our President and Chief Executive Officer provides our Board of Directors with unique insight and direct access to strategic and operational information about us. His significant experience in the storage industry, including his involvement in Snap Appliance, Inc., allows him to draw on experiences and knowledge from across the storage industry and enables him to identify best practices and strategic initiatives for us.
Vivekanand Mahadevan has been a business consultant since March 2012. Mr. Mahadevan was the Chief Strategy Officer for NetApp, Inc., a supplier of enterprise storage and data management software and hardware products and services, from November 2010 until February 2012 and prior to that time served as Vice President of Marketing for LSI Corporation, an electronics company that designs semiconductors and software that accelerate storage and networking, from January 2009 to September 2010. Prior to LSI Corporation, he was Chief Executive Officer for Deeya Energy, Inc., a company that develops and manufactures stationary electrical energy storage solutions, from December 2007 to July 2008. Mr. Mahadevan has also held senior management positions with leading storage and systems management companies including BMC Software, Compaq, Ivita, and Maxxan Systems. Mr. Mahadevan's significant experience at NetApp, Inc. and other technology companies provides our Board of Directors with valuable insight directly related to technology developments in the storage industry. His engineering background and storage experience makes him particularly well suited to understanding our technology and allows him to provide valuable perspective to our Board of Directors on new product initiatives.
Scott McClendon has served as the Executive Chairperson of our Board of Directors since May 2011 and, from March 2001 to May 2011, served as Chairperson of our Board of Directors. From November 2006 to August 2007, Mr. McClendon served as our interim President and Chief Executive Officer and he served as our President and Chief Executive Officer from October 1991 to March 2001, when he was named Chairperson of our Board of Directors, and continued as an executive officer and employee until June 2001. Mr. McClendon has been a business consultant since June 2001. Mr. McClendon was employed by Hewlett-Packard Company (“HP”) for over 32 years in various positions in engineering, manufacturing, sales and marketing. He last served as the general manager of the San Diego Technical Graphics Division and site manager of HP in San Diego, California. Mr. McClendon is Chairperson and a director of Procera Networks, Inc., a network equipment company. Mr. McClendon's significant experience with HP, his prior tenure as our President and Chief Executive Officer and his current experience as the Executive Chairperson of our Board of Directors and director of Procera Networks, Inc. provide him with a unique set of managerial, operational and strategic skills, which provides our Board of Directors insights into our challenges, opportunities and operations.
Cumulative Voting Rights
Our Bylaws provide that you can cumulate your votes in the election of directors if, before the vote begins, the candidate or candidates have been nominated and any of our shareholders notifies us of such shareholder’s intent to cumulate such shareholder’s votes. Under cumulative voting, you may cast a number of votes equal to the product of the number of your shares times the number of directors to be elected at the annual meeting. If you notify us that you intend to cumulate your votes at any time before the election of directors begins, then you may vote all of your votes for one candidate or you may distribute your votes among as many candidates as you desire. The candidates receiving the highest numbers of affirmative votes of the shares entitled to vote in the election of directors will be elected to positions on our

Board of Directors up for election. If voting for directors is conducted by cumulative voting, then the person named on the proxy will have discretionary authority to cumulate votes among the candidates.
Vote Required
The nominees who receive the highest number of votes represented by shares of common stock present or represented by proxy and entitled to vote at the annual meeting will be elected.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION
TO THE BOARD OF DIRECTORS OF EACH OF THESE NOMINEES

CORPORATE GOVERNANCE
Director Independence
The Board of Directors, upon the recommendation of the Nominating and Governance Committee, has affirmatively determined that Messrs. Bordessa, Degan, De Perio, Mahadevan, and McClendon are independent directors within the meaning of NASDAQ Marketplace Rule 5605(a)(2).
Mr. Kelly does not meet the independence requirements under NASDAQ Marketplace Rule 5605(a)(2) because he is our President and Chief Executive Officer.
Mr. Hoff does not meet the independence requirements under NASDAQ Marketplace Rule 5605(a)(2) because he was the Chief Financial Officer of a recently acquired subsidiary of the Company until January 21, 2014 and is a current consultant to the Company.
In the course of determining whether Messrs. Bordessa, Degan, De Perio, Mahadevan, and McClendon were independent under NASDAQ Marketplace Rule 5605(a)(2), the Board of Directors considered the following transactions, relationships and arrangements not required to be disclosed in “Certain Relationships and Related Transactions, and Director Independence”:

•
Although Mr. McClendon served as our Interim President and Chief Executive Officer from November 2006 through August 2007, he is not automatically disqualified from being an independent director under NASDAQ Marketplace Rule 5605(a)(2) because he served in these interim positions more than three years prior to our Board of Director's determination of his independence and for less than one year.

•
Although Mr. De Perio was elected to our Board of Directors pursuant to the terms of the Purchase Agreement and is the nominee of, and is employed by, one of our shareholders, he is not automatically disqualified from being an independent director under NASDAQ Marketplace Rule 5605(a)(2). In April 2011, the Board of Directors, upon the recommendation of the Nominating and Governance Committee, found that Mr. De Perio had no relationship with us which, in the opinion of the Board of Directors, would interfere with his exercise of independent judgment in carrying out the responsibilities of a director. In making this determination, the Board of Directors found that ownership of our securities by Mr. De Perio's employer does not preclude a finding of independence.

•
Although Mr. Bordessa was elected to our Board of Directors pursuant to the terms of the Voting Agreement and is the nominee of, and is employed by, one of our shareholders, he is not automatically disqualified from being an independent director under NASDAQ Marketplace Rule 5605(a)(2). In March 2014, the Board of Directors, upon the recommendation of the Nominating and Governance Committee, found that Mr. Bordessa had no relationship with us which, in the opinion of the Board of Directors, would interfere with his exercise of independent judgment in carrying out the responsibilities of a director. In making this determination, the Board of Directors found that ownership of our securities by Mr. Bordessa’s employer does not preclude a finding of independence.

Meetings of our Board of Directors and Committees
Board of Directors and Committees
Our Board of Directors currently has seven directors. During fiscal year 2013, when our Board of Directors had five directors, our Board of Directors held nine meetings and each director attended at least 75% of all meetings of our Board of Directors and applicable committees during the periods that he or she served. The charters of the Audit Committee, Compensation Committee and Nominating and Governance Committee, which have been adopted by our Board of Directors, are publicly available on our website at www.overlandstorage.com.
The Audit Committee, Compensation Committee and Nominating and Governance Committee are comprised entirely of independent directors as defined in NASDAQ Marketplace Rule 5605(a)(2). Current membership of the Audit Committee, Compensation Committee and Nominating and Governance Committee is as follows:

Audit Committee	Compensation Committee	Nominating and Governance Committee
Robert A. Degan (Chair)	Scott McClendon (Chair)	Scott McClendon (Chair)
Joseph A. De Perio	Robert A. Degan	Robert A. Degan
Vivekanand Mahadevan		Joseph A. De Perio
Each of the above-listed committee members served in such capacities for all of fiscal 2013 except for:

•
Mr. De Perio, who was appointed to the Audit Committee in August 2012. He was also appointed to the Nominating and Governance Committee in November 2012 when Shmuel Shottan resigned from our Board of Directors;

•
Mr. McClendon, who was appointed to the Compensation Committee in August 2012 and appointed Chairman of the Compensation Committee in February 2013 when Nora Denzel resigned from our Board of Directors; and

•	Mr. Mahadevan, who was appointed to the Audit Committee in November 2012 replacing Ms. Denzel on the Audit Committee.
Audit Committee
The Audit Committee held four meetings during fiscal year 2013. The Audit Committee acts pursuant to the Audit Committee Charter. The primary purposes of the Audit Committee is to oversee our accounting and financial reporting process and the functions of the Audit Committee include retaining our independent registered public accounting firm, reviewing its independence, reviewing and approving the planned scope of its annual audit, reviewing and approving any fee arrangements with our independent registered public accounting firm, overseeing its audit work, reviewing and pre-approving any non-audit services that may be performed by the independent registered public accounting firm, reviewing the adequacy of our accounting and financial controls, reviewing our critical accounting policies and reviewing and approving any related party transactions.
In addition to being independent under NASDAQ Marketplace Rule 5605(a)(2), all members of the Audit Committee must meet the additional independence standards for audit committee members set forth in Rule 10A-3(b)(1) of the Exchange Act and NASDAQ Marketplace Rule 5605(c)(2)(A). Our Board of Directors has determined that Mr. Degan qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act.
Compensation Committee
The Compensation Committee held four meetings during fiscal year 2013. The Compensation Committee acts pursuant to the Compensation Committee Charter. The Compensation Committee Charter requires that each member of the Compensation Committee must satisfy certain standards of independence as defined under applicable regulations. Accordingly, each member of the Compensation Committee must be:

•	an “independent director” as defined under NASDAQ Marketplace Rule 5605(a)(2);

•	a “Non-Employee Director” as defined under Rule 16b-3 of the Exchange Act; and

•	an “outside director” as defined under Treasury Regulations section 1.162-27(e)(3) of Section 162(m) of the Internal Revenue Code of 1986, as amended.
The Compensation Committee may delegate to a subcommittee of two or more directors the authority to make grants under our equity-based incentive plans to employees and consultants who are not executive officers or directors of our company. The Compensation Committee has no current intention to delegate any of its authority to any other committee or subcommittee.
The Compensation Committee reviews the compensation arrangements of the executive officers at least once annually, generally at the time of our annual meeting of shareholders. In determining the appropriate compensation levels for our Chief Executive Officer, the Compensation Committee meets outside the presence of our executive officers and other employees. With respect to our other executive officers, our Chief Executive Officer reviews the performance of each executive officer with the Compensation Committee and makes related recommendations to the Compensation Committee.

The Compensation Committee evaluates executive officer performance with the goal of setting compensation levels competitive with companies in the computer peripherals industry of similar revenue, with adjustments for individual experience levels and performance. To help fulfill its responsibilities, the Compensation Committee periodically engages external executive compensation consultants to obtain market data and to conduct reviews of our executive compensation program. The compensation consultants that have been retained by the Compensation Committee act as independent advisors to the Compensation Committee. For fiscal year 2013, the Compensation Committee did not seek the assistance of compensation consultants.
With respect to determining compensation for new hires, the Compensation Committee takes into account a number of factors, including past compensation history, any compensation forfeited by the new hire due to leaving the prior job, or any uniquely valuable skills the new hire might bring to enhance shareholder value. With respect to internal promotions to executive officer positions, the Compensation Committee considers factors such as past compensation history, the new levels of responsibility of the executive officer, and the importance of maintaining the continued employment of individuals with an established record of contributing to shareholder value.
In addition, the Compensation Committee is responsible for overseeing the assessment and management of risks related to our compensation plans, policies and overall philosophy. The Compensation Committee has reviewed our compensation programs, and our executive compensation programs in particular, and has determined based on its review that our compensation programs do not encourage unnecessary or excessive risk taking that would be reasonably likely to have a material adverse effect on us. Viewed over a multi-year period, the majority of compensation provided to our executive officers is in the form of equity awards that further align executives’ interests with those of our shareholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk taking because the ultimate value of the awards is tied to our stock price, and because grants are subject to long-term vesting schedules to help ensure that executives always have significant value tied to long-term stock price performance. In addition, executives’ bonuses under our annual incentive plan are determined using multiple performance criteria, which mitigates risk associated with emphasizing a single performance goal, and each executive’s bonus is capped at a maximum amount.
Nominating and Governance Committee
The Nominating and Governance Committee held four meetings during fiscal year 2013. The Nominating and Governance Committee acts pursuant to the Nominating and Governance Committee Charter. The Nominating and Governance Committee is responsible for reviewing with our Board of Directors, on an annual basis, the appropriate skills and characteristics required of directors in the context of the current make-up of our Board of Directors and to set those forth in writing. This assessment includes issues of diversity, experience, judgment, ability and willingness to devote the necessary time, and familiarity with domestic and/or international markets, all in the context of an assessment of our perceived needs. The Nominating and Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our Board of Directors to fulfill its responsibilities. The Nominating and Governance Committee has not established any specific minimum criteria or qualifications that a nominee must possess. Each of the nominees for election as a director at the annual meeting and each of our current directors holds or has held senior executive positions in, and/or has experience serving on the boards of directors and board committees of, large, complex organizations and has operating experience that meets the foregoing objectives. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, public company financial reporting, corporate governance, risk management and leadership development.
The Nominating and Governance Committee also believes that each of the nominees and current directors has other key attributes that are important to an effective board of directors: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity of origin, background, experience and thought; and the commitment to devote significant time and energy to service on our Board of Directors and its committees.
The Nominating and Governance Committee will consider nominees recommended by our shareholders if the nominee recommendations are submitted in writing and sent to our Secretary by mail to our offices at 9112 Spectrum Center Boulevard, San Diego, California 92123.
The Nominating and Governance Committee will evaluate nominees recommended by our shareholders under the same criteria as other nominees.

Leadership Structure
Our Board of Directors does not have a formal policy regarding the separation of the roles of Chief Executive Officer and Chairman of our Board of Directors since our Board of Directors believes it is in our best interest to make that determination from time-to-time based on our position and direction and the membership of our Board of Directors. Pursuant to our Bylaws, our Board of Directors in its discretion may elect a Chairman from among its members. Our Board of Directors has determined that having an independent director serve as Chairman of our Board of Directors is in our best interest at this time. Mr. McClendon has served as Chairman of our Board of Directors since March 2001 and as Executive Chairman of our Board of Directors since May 2011. Because our Board of Directors has determined that Mr. McClendon meets the independence standards of the NASDAQ Marketplace Rules, he also presides over separate meetings of the independent directors. Our Board of Directors regularly observes such independent directors separate meeting time. This structure ensures a greater role for the independent directors in our oversight and active participation of the independent directors in setting agendas and establishing Board of Director priorities and procedures. Further, this structure permits the Chief Executive Officer to focus on the management of our day-to-day operations, while the Executive Chairman of our Board of Directors presides at all meetings of our Board of Directors at which he is present; assists in establishing the agenda for each Board of Directors meeting; assists in setting a schedule of an annual agenda, to the extent foreseeable; calls and prepares the agenda for and presides over separate sessions of the independent directors; acts as a liaison between the independent directors and our management and performs such other powers and duties as may from time to time be assigned to him by our Board of Directors or as may be prescribed by our Bylaws. Our Board of Directors will review from time to time the appropriateness of its leadership structure and implement any changes as it may deem necessary.
Risk Oversight
Companies face a variety of risks, including credit risk, liquidity risk and operational risk. Our Board of Directors believes that an effective risk management system will (i) timely identify the material risks that we face, (ii) communicate necessary information with respect to material risks to senior executives and, as appropriate, to our Board of Directors or relevant committees, (iii) implement appropriate and responsive risk management strategies consistent with our risk profile and (iv) integrate risk management into our decision-making.
Our Board of Directors takes the lead in overseeing risk management and the Audit Committee makes periodic reports to our Board of Directors regarding briefings provided by management and advisors, as well as the Audit Committee’s own analysis and conclusions regarding the adequacy of our risk management processes. Material risks are identified and prioritized by management, and each prioritized risk is referred to the relevant committee or the full Board of Directors for oversight. For example, management refers strategic risks to the full Board of Directors while financial risks are referred to the Audit Committee. Our Board of Directors regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each, and annually reviews our risk management program as a whole. Also, the Compensation Committee periodically reviews the most important risks to us to ensure that compensation programs do not encourage excessive risk-taking.
In addition to the formal compliance program, our Board of Directors encourages management to promote a corporate culture that incorporates risk management into our corporate strategy and day-to-day business operations. Our Board of Directors also continually works, with the input of our executive officers, to assess and analyze the most likely areas of future risk.

Director Compensation Table for Fiscal Year 2013
The following table provides compensation information for fiscal year 2013 for each non-employee member of our Board of Directors. See “Executive Compensation - Summary Compensation Table for Fiscal Year 2013” for information related to the compensation of Mr. Kelly who was a director in fiscal year 2013 and who also served as an executive officer during the fiscal year. Mr Bordessa and Mr. Hoff did not serve as directors during fiscal year 2013.

Name	Fees earned or paid in cash	Option awards(1)(2)(3)	Total
Joseph De Perio	$40,000	$49,512	$89,512
Robert A. Degan	$40,000	$49,512	$89,512
Nora M. Denzel(4)	$20,000	$49,512	$69,512
Vivekanand Mahadevan(5)	$26,150	$30,249	$56,399
Scott McClendon	$50,000	—	$50,000
Shmuel Shottan(6)	$10,000	$49,512	$59,512

(1)
The amounts shown in this column do not reflect compensation actually received by the non-employee director. These amounts represent the fair value on the grant date of the awards granted to the directors during fiscal 2013. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of our consolidated financial statements. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of these awards, see Note 7 of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2013, as filed with the SEC on September 18, 2013.

(2)
The amounts in this column represent the fair value on the grant date of stock option awards granted on August 23, 2012 to Ms. Denzel and Messrs. De Perio, Degan, and Shottan and the fair value on the grant date of the stock option award granted on November 11, 2012 to Mr. Mahadevan. There were no stock awards granted in fiscal 2013.

(3)
At the end of fiscal 2013, the number of shares subject to outstanding option awards for each non-employee director were as follows: Mr. De Perio-62,728; Mr. Degan-109,150; Ms. Denzel-16,667; Mr. Mahadevan-30,000; Mr. McClendon-93,149; and Mr. Shottan-0. The number of shares subject to outstanding stock awards were as follows: Mr. De Perio-0; Mr. Degan-0; Ms. Denzel-0; Mr. Mahadevan-0; Mr. McClendon-339,521; and Mr. Shottan-0.

(4)	Ms. Denzel resigned from our Board of Directors in February 2013.

(5)	Mr. Mahadevan joined our Board of Directors in November 2012.

(6)	Mr. Shottan resigned from our Board of Directors in November 2012.

Overview of Non-Employee Director Compensation and Procedures
We compensate non-employee directors through cash and equity-based compensation. Each non-employee director receives an annual retainer of $40,000 payable quarterly. The Executive Chairperson of the Board of Directors receives an additional $10,000 retainer annually. No additional fees are paid for attendance at meetings of the Board of Directors or committees. We also reimburse expenses incurred by non-employee directors to attend meetings.
In addition to the above fees, each non-employee director receives an annual equity award with a grant date fair value of approximately $50,000 (based on the assumptions used to value equity awards for purposes of our financial reporting). These equity awards generally vest one year from the grant date and, in the case of options and similar awards, have a per share exercise price equal to the fair market value of our common stock on the grant date, and a maximum exercise term of six years. In August 2012, each non-employee director then serving in such capacity, except for the Executive Chairperson, received an annual equity award in the form of an option to purchase 40,000 shares of our common stock.
In November 2012, Mr. Mahadevan joined the Board and received an equity award in the form of an option to purchase 30,000 shares of our common stock. In January 2014, we entered into a consulting agreement with Mr. Hoff, with a term ending October 21, 2014 pursuant to which Mr. Hoff is paid a monthly consulting fee of 199,509 NOK, or approximately $33,000, and will be paid a bonus equal to 1,757,500

NOK, or approximately $300,000, payable in three equal installments payable on or about October 21, 2014, March 31, 2015 and July 31, 2015. The bonus is in consideration of Mr. Hoff's efforts in connection with the acquisition of Tandberg. In addition, Mr. Hoff will receive an equity award of 150,000 restricted stock units that will vest over a one-year period. In March 2014, Mr. Hoff joined the Board and in connection will receive an additional equity award of 150,000 restricted stock units that will vest over a three-year period. Mr. Bordessa did not receive an equity award when he joined the Board in March 2014.
Equity Ownership by our Board of Directors
Pursuant to stock ownership guidelines recommended by our Nominating and Governance Committee and approved by our Board of Directors, each director is expected to own at least 1,000 shares of our common stock during their term of service as a director, with new directors expected to acquire at least that number of shares in the open market within 90 days of their commencement of service as a director, subject to applicable laws.
Shareholder Communications with our Board of Directors
We have adopted a formal process by which shareholders may communicate with our Board of Directors. Communications to our Board of Directors must either be in writing and sent care of the Secretary by mail to our offices at 9112 Spectrum Center Boulevard, San Diego, California 92123, or delivered via e-mail to secretary@overlandstorage.com. This centralized process will assist our Board of Directors in reviewing and responding to shareholder communications in an appropriate manner. The name of any specific intended recipient should be noted in the communication. All communications must (i) be accompanied by a statement of the type and amount of the securities of our company that the person holds, (ii) identify any special interest, meaning an interest not in the capacity of a shareholder of our company, of the person submitting the communication, and (iii) include the address, telephone number and e-mail address, if any, of the person submitting the communication. Our Board of Directors has instructed the Secretary to forward to it such correspondence; however, before forwarding any correspondence, our Board of Directors has also instructed the Secretary to review such correspondence and, in the Secretary's discretion, not to forward certain items if they are deemed of a personal, illegal, commercial, offensive or frivolous nature or otherwise inappropriate for director consideration.
Code of Business Conduct and Ethics
We have adopted the Overland Storage, Inc. Code of Business Conduct and Ethics, which applies to our directors, executive officers and employees. A copy of the Code of Business Conduct and Ethics is publicly available on our website at www.overlandstorage.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the code applying to our principal executive officer or our principal financial or accounting officer, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

PROPOSAL NO. 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We are asking you to ratify the appointment of Moss Adams LLP (“Moss Adams”) as our independent registered public accounting firm for the fiscal year ending June 30, 2014. Moss Adams was engaged to serve as our independent registered public accounting firm on October 16, 2009. The engagement of Moss Adams was approved by our Audit Committee. Representatives of Moss Adams are expected to be at the annual meeting to answer any questions and make a statement should they choose to do so.
Although our Bylaws do not require that our shareholders approve the appointment of our independent registered public accounting firm, our Board of Directors is submitting the selection of Moss Adams to our shareholders for ratification as a matter of good corporate governance. If our shareholders vote against the ratification of Moss Adams, our Board of Directors will reconsider whether or not to retain the firm. Even if our shareholders ratify the appointment of Moss Adams, our Board of Directors may choose to appoint a different independent registered public accounting firm at any time during the year if our Board of Directors determines that such a change would be in the best interests of our company and our shareholders.
Vote Required
Ratification of Moss Adams as our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares casting votes in person or by proxy on this Proposal No. 2 at the annual meeting. The number of such affirmative votes must also be at least a majority of the required quorum.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION
OF MOSS ADAMS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL NO. 3
ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION (SAY-ON-PAY)
 Section 14A of the Exchange Act requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers.
Our executive compensation program is designed to attract, motivate and retain our executive officers, who are critical to our success. Our named executive officers are rewarded for the achievement of our financial and strategic goals and for driving corporate financial performance through the award of base salaries, the opportunity to earn annual cash bonuses and the award of stock options or restricted stock units, as deemed appropriate by our Compensation Committee. Executives’ bonuses under our annual incentive plan are determined using multiple performance criteria, and each executive’s bonus is capped at a maximum amount. Viewed from a multi-year perspective, the majority of our executives’ compensation is in the form of long-term equity awards which further align their interests with those of our shareholders and provide an additional retention incentive. We also do not provide tax gross-up payments to our executives.
Accordingly, the following resolution is submitted for shareholder vote at the annual meeting:
“RESOLVED, that the shareholders of Overland Storage, Inc. hereby APPROVE, on a nonbinding advisory basis, the compensation paid to its named executives officers, as disclosed in the proxy statement for the 2013 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”
Because this say-on-pay vote is advisory, it will not be binding on us, our Board of Directors or the Compensation Committee. Nevertheless, the views expressed by our shareholders, whether through this vote or otherwise, are important to us and, accordingly, our Board of Directors and the Compensation Committee may consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
Vote Required
Approval of the say-on-pay proposal requires the affirmative vote of the holders of a majority of the shares casting votes in person or by proxy on this Proposal No. 3 at the annual meeting.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters. The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 28, 2014 (except as otherwise indicated) by each person who is known by us to own, or we have reason to believe owns, more than 5% of our shares of our common stock, each of our named executive officers, each of our directors and all of our directors and executive officers as a group.
Except as indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

	Beneficial Ownership
Beneficial Owner	Shares of common stock currently owned		Shares acquirable within 60 days(1)		Total shares of common stock owned		Percent of class(2)
5% Shareholders
The Cyrus Group	55,098,130		8,944,408		64,042,538	(3)	66.5%
399 Park Avenue, 39th Floor New York, NY 10022
Special Situations Fund	—		7,211,987	(4)	7,211,987		7.6%
527 Madison Avenue, Suite 600 New York, NY 10022
Marathon Capital Management	6,217,606	(5)	—		6,217,606		7.1%
4 North Park Drive, Suite 106 Hunt Valley, MD 21030
Clinton Group, Inc.	3,721,376		1,246,458		4,967,834	(6)	5.6%
601 Lexington Avenue, 51st Floor New York, NY 10022
Executive Officers and Directors+
Eric Kelly	790,305	(7)	1,654,299	(8)	2,444,604		2.7%
Jillian Mansolf(9)	—	(9)	50,907	(10)	50,907		*
Kurt L. Kalbfleisch	277,802		177,333		455,135		*
Scott McClendon	746,833	(11)	129,570	(12)	876,403		1.0%
Robert A. Degan	18,029	(13)	103,150		121,179		*
Joseph A. De Perio	16,000		62,728		78,728		*
Vivekanand Mahadevan	1,000		30,000		31,000		*
Daniel J. Bordessa	—	(14)	—		—		*
Nils Hoff	—		—		—		*
Current directors and executive officers as a group (9 persons)(15)	1,903,515		2,420,488		4,324,003		4.8%
____________________

*	Less than 1%

+	Except as otherwise indicated, the address for each beneficial owner is 9112 Spectrum Center Boulevard, San Diego, CA, 92123.

(1)
With respect to holders of 5% or more of our shares of common stock, this amount includes shares of our common stock, which could be acquired upon exercise of outstanding warrants and convertible debt. With respect to our executive officers and directors, this amount includes shares of our common stock, which could be acquired upon exercise of stock options which are either currently vested and exercisable or will vest and become exercisable within 60 days of March 28, 2014, with respect to Mr. Hoff, shares of our common stock which will vest within 60 days of March 28, 2014, and with respect to Ms. Mansolf and Messrs. Kelly and McClendon, shares of our common stock, which could be acquired upon exercise of outstanding warrants. References to shares acquirable within 60 days do not take into account the effects of the reverse stock split effective in April 2014.

(2)	Based on 87,355,926 shares of our common stock outstanding on March 28, 2014 and calculated in accordance with Rule 13d-3 promulgated under the Exchange Act.

(3)
The number of shares includes 8,944,408 shares of common stock issuable to the Cyrus Group upon conversion of the Notes held by the Cyrus Group. Additional shares of our common stock may be issued to the Cyrus Group as payment of interest on the Notes pursuant to the terms of the note purchase agreement. The Cyrus Group is comprised of Cyrus Capital Partners, L.P., a Delaware limited partnership, or Cyrus, Crescent 1, L.P., a Delaware limited partnership, or Crescent, CRS Master Fund, L.P., a Cayman Islands exempted limited partnership, or CRS, Cyrus Opportunities Master Fund II, Ltd., a Cayman Islands exempted limited company, or Cyrus Opportunities, Cyrus Select Opportunities Master Fund, Ltd., a Cayman Islands exempted limited company, or Cyrus Select, Cyrus Capital Partners GP, L.L.C., a Delaware limited partnership, or Cyrus GP, Cyrus Capital Advisors, L.L.C., a Delaware limited liability company, or Cyrus Advisors, and Mr. Stephen C.Freidheim. Each of Crescent, CRS, Cyrus Opportunities and Cyrus Select, or collectively the Cyrus Funds, are private investment funds engaged in the business of acquiring, holding and disposing of investments in various companies. Cyrus is the investment manager of each of the Cyrus Funds. Cyrus GP is the general partner of Cyrus. Cyrus Advisors is the general partner of Crescent and CRS. Mr. Freidheim is the managing member of Cyrus GP and Cyrus Advisors and is the Chief Investment Officer of Cyrus. Crescent, CRS, Cyrus Opportunities, Cyrus Select and Mr. Freidheim have entered into an investment management agreement with Cyrus giving Cyrus full voting and dispositive power over the shares of common stock held by the Cyrus Group.

(4)
The number of shares of our common stock acquirable within 60 days pursuant to warrants (“Warrant Shares”) includes 2,969,642 Warrant Shares held directly by Special Situations Fund III Q.P., L.P., 2,121,172 Warrant Shares held directly by Special Situations Private Equity Fund, L.P., 296,964 Warrant Shares held directly by Special Situations Technology Fund, L.P. and 1,824,209 Warrant Shares held directly by Special Situations Technology Fund II, L.P. MGP Advisors Limited (“MGP”) is the general partner of the Special Situations Fund III, QP, L.P. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP and the investment adviser to the Special Situations Fund III, QP, L.P., the Special Situations Technology Fund, L.P., the Special Situations Technology Fund II, L.P. and the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM. Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above.

(5)
According to a Schedule 13G/A filed for the period ended February 21, 2014, James Kennedy, as President of Marathon Capital Management, LLC has sole investment authority with respect to these shares and sole voting power with respect to 622,500 of these shares.

(6)
The number of shares includes 3,721,376 Shares and 1,246,458 Warrant Shares held directly by Clinton Magnolia Master Fund, Ltd. (“CMAG”). Clinton Group, Inc. (“CGI”) is the investment manager of CMAG and consequently has voting control and investment discretion over securities held by CMAG. By virtue of his direct and indirect control of CMAG and CGI, George Hall, as Chief Investment Officer and President of CGI, has voting and investment power over these securities.

(7)	Includes 49,309 shares of our common stock owned by Mr. Kelly through his family trust.

(8)	Includes 110,300 shares of common stock which could be acquired upon exercise of outstanding warrants owned by Mr. Kelly through his family trust.

(9)	Ms. Mansolf voluntarily resigned from her employment with the Company on November 5, 2013. We have no knowledge regarding the shares of common stock Ms. Mansolf may own.

(10)	Includes 50,907 shares of common stock which could be acquired upon exercise of outstanding warrants owned by Ms. Mansolf through her family trust.

(11)
Represents 713,167 shares of our common stock owned by Mr. McClendon through his family trust, 33,333 shares of our common stock through his self-directed IRA and 333 shares of our common stock held by his wife.

(12)	Includes 42,421 shares of common stock which could be acquired upon exercise of outstanding warrants owned by Mr. McClendon through his family trust.

(13)	Includes 3,333 shares of our common stock held by Mr. Degan’s wife.

(14)
Mr. Bordessa is an employee of the Cyrus Group and was appointed to our Board of Directors pursuant to a Voting Agreement entered into between the Company and FBC, but Mr. Bordessa does not have voting or dispositive power of the shares beneficially owned by the Cyrus Group.

(15)	Does not include the security ownership of Ms. Mansolf whose employment with the company terminated on November 5, 2013.
We are aware of no arrangements, including any pledge by any person of shares of our common stock, the operation of which may at a subsequent date result in a change of control of our company.
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
Section 16(a) of the Exchange Act of 1934, as amended, requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Each such person is required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person. Based solely on copies of these reports provided to us and written representations that no other reports were required, we believe that these persons met all of the applicable Section 16(a) filing requirements during fiscal year 2013.
INFORMATION ABOUT OUR EXECUTIVE OFFICERS
The names of our current executive officers, their ages as of April 14, 2014, and their positions are shown below. Biographical summaries of each of our executive officers who are not also members of our Board of Directors are included below.

Name	Age	Position Held
Eric L. Kelly	55	President and Chief Executive Officer
Kurt L. Kalbfleisch	48	Senior Vice President, Chief Financial Officer and Secretary
Randall T. Gast	52	Senior Vice President and Chief Operations Officer
Eric L. Kelly is our President and Chief Executive Officer and a director. See the description of his business experience included in the Proposal No. 1 “Nominees for Director” section of this proxy statement.
Kurt L. Kalbfleisch has 20 years of service with Overland Storage and has served as our Senior Vice President since June 2012, Chief Financial Officer since February 2008, and Secretary since October 2009. He served as our Vice President of Finance from July 2007 to June 2012. He served as our Interim Chief Financial Officer from August 2007 to February 2008.
Randall T. Gast has served as our Chief Operations Officer since January 2014. Mr. Gast joined the Company as Senior Vice President of Strategic Alliances and Client Services in August 2012. He has served as Senior Vice President of Worldwide Operations and Service since August 2013. Prior to joining the Company, Mr. Gast was Vice President, Corporate Operations, of 3PAR, Inc. from May 2006 until October 2010 when 3PAR, Inc. was acquired by Hewlett Packard (HP). Mr. Gast served as Vice President of ESSN Supply Chain & Logistics at HP from October 2010 to June 2012.
Executive officers serve at the pleasure of our Board of Directors. There are no arrangements or understandings between any executive officer and any other person pursuant to which such executive officer was or is to be selected as an executive officer. There are no family relationships between any executive officer, director or person nominated by us to become a director or executive officer.

EXECUTIVE COMPENSATION
Summary Compensation Table for Fiscal Year 2013
The following table summarizes the total compensation paid to or earned by our principal executive officer and our two other most highly compensated executive officers (referred to as our “named executive officers”) for the Company's 2013 and 2012 fiscal years.

Name and Principal Position	Fiscal Year	Salary ($)		Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(2)	Total ($)(3)
Eric L. Kelly	2013	400,000		100,000	7,718	507,718
President and Chief Executive Officer	2012	400,000		180,000	16,260	596,260
Kurt L. Kalbfleisch	2013	266,000		50,000	33,924	349,924
Senior Vice President, Chief Financial Officer and Secretary	2012	266,000		73,250	25,306	364,556
Jillian Mansolf	2013	326,500	(4)	—	34,277	360,777
Senior Vice President of Global Sales and Marketing(5)	2012	326,500	(4)	9,688	29,617	365,805
_____________

(1)
The amounts shown in the “Non-Equity Incentive Plan” column represent bonuses awarded for fiscal 2013 and 2012 pursuant to the terms of our Executive Bonus Plan and as established by the Compensation Committee for the fiscal year.

(2)
The amounts shown in the “All Other Compensation” column reflect amounts we paid on the officer's behalf for health insurance and term life insurance premiums, as well as certain out-of-pocket medical and wellness expenses.

(3)	There were no discretionary bonuses, stock awards or option awards granted in fiscal 2013 and 2012.

(4)	This amount includes sales commissions of $76,500 earned in both fiscal 2013 and 2012.

(5)	Ms. Mansolf voluntarily resigned from her employment with the Company on November 5, 2013.

Outstanding Equity Awards At Fiscal Year-End for Fiscal Year 2013
The following table provides information about the holdings of stock and option awards by our named executive officers outstanding at the end of fiscal year 2013.

		Option Awards					Stock Awards
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of units of stock that have not vested (#)		Market value of units of stock that have not vested ($)(3)
Eric L. Kelly	11/13/2007	6,000		—	5.31	11/13/2013	—		—
	12/9/2008	6,000		—	0.75	12/9/2014	—		—
	1/27/2009	299,999		—	0.78	1/27/2015	—		—
	2/18/2010	1,238,000	(1)	—	2.49	4/23/2016	—		—
	6/29/2011	—		—	—	—	786,692	(2)	896,829
Kurt L. Kalbfleisch	5/22/2006	333		—	24.09	5/22/2016	—		—
	2/18/2010	177,000	(1)	—	2.49	4/23/2016	—		—
	6/29/2011	—		—	—	—	313,579	(2)	357,480
Jillian Mansolf	7/16/2009	40,000		—	1.65	7/16/2015	—		—
	2/18/2010	178,356	(1)	—	2.49	4/23/2016	—		—
	6/29/2011	—		—	—	—	269,709	(2)	307,468
______________

(1)
This award was originally granted as a stock option award and was amended and reissued on June 29, 2011 as a stock appreciation rights (“SAR”) award. The purpose of the amendment and reissuance is to provide that, upon exercise, the SAR award will be settled in cash or stock, at our discretion. No other terms of the award changed.

(2)
This stock award vests in six equal installments, with the first installment vesting six months after July 15, 2011 and an additional installment vesting at the end of each six-month period thereafter. This column reflects the three installments of the award that were unvested as of the end of fiscal year 2013 and were scheduled to vest on July 15, 2013, January 15, 2014 and July 15, 2014.

(3)
Amounts listed represent the aggregate market value of the unvested restricted stock awards held by the named executive officers based on the closing price of a share of our common stock of $1.14 on the last trading day of fiscal 2013.

Employment, Severance and Change in Control Agreements
Employment Agreements. The following describes the employment arrangements we have with our named executive officers.
Eric L. Kelly. We entered into an employment agreement with Mr. Kelly, our President and Chief Executive Officer, on June 24, 2009, which was amended and restated on June 29, 2011 (the “Kelly Agreement”). The Kelly Agreement provides for Mr. Kelly to earn a base salary of $400,000, which has been his base salary since his appointment as Chief Executive Officer on January 27, 2009. Mr. Kelly is eligible to receive an annual bonus based upon the achievement of financial and management objectives reasonably established by our Board of Directors or an authorized committee of our Board of Directors. His annual bonus target is 100% of the greater of $400,000 or his base salary as of the end of the applicable fiscal quarter or year in which the bonus is earned, and he has the opportunity to earn an annual bonus of up to 150% of the target bonus. If we terminate Mr. Kelly's employment without cause or he resigns for good reason, or if he dies or becomes disabled, before the end of a fiscal quarter or year, he will be eligible to receive a prorated amount of the target bonus for the fiscal quarter or year in which his employment terminates. For purposes of the Kelly Agreement, the terms “cause” and “good reason” are defined in the agreement, and a termination of employment by us without cause includes a termination by us at the end of the term then in effect. To the extent that any travel, lodging or auto expense reimbursements are taxable to Mr. Kelly, we will provide him with a tax restoration payment so that he will be put in the same after-tax position as if such reimbursements had not been subject to tax. The Kelly Agreement has a three-

year term and automatically renews for additional one-year terms. We may unilaterally modify Mr. Kelly's cash compensation at any time, subject to Mr. Kelly's right to terminate his employment for good reason.
The Kelly Agreement also provides that if we terminate Mr. Kelly's employment without cause or if Mr. Kelly resigns from employment for good reason, then we will be obligated to pay him an aggregate severance payment equal to the sum of (i) 150% of the greater of his base salary then in effect or his original base salary, (ii) a portion of his target bonus prorated based on the number of days he was employed during the period on which the target bonus is based, (iii) an amount equal to the premiums he would be required to pay to continue health insurance coverage under our insurance plans for himself and his eligible dependents under COBRA for 18 months following the date of his termination, and (iv) an amount necessary for him to continue life, accident, medical and dental insurance benefits for himself and his eligible dependents in amounts substantially similar to those which he received immediately prior to the date of his termination for a period of 18 months following his termination (reduced by the amount of any reimbursement for COBRA premiums as described in clause (iii) above). The severance payment will be made in equal monthly installments over 18 months in accordance with our regular payroll practices. In addition, Mr. Kelly will be entitled to accelerated vesting for any unvested portion of his then outstanding stock options and any other equity-based awards that would otherwise have vested during the 12-month period following his termination. In the case of vested stock options, he will be permitted to exercise such options in whole or in part at any time within one year of the date of his termination, subject to earlier termination upon the expiration of the maximum term of the applicable options under the applicable plan or upon a change in control. The severance benefits described above are contingent upon Mr. Kelly providing us with a general release of all claims.
Kurt L. Kalbfleisch. We entered into an employment and severance agreement with Mr. Kalbfleisch, our Senior Vice President of Finance, Chief Financial Officer and Corporate Secretary on September 29, 2009, which was amended and restated on June 29, 2011 (the “Kalbfleisch Agreement”). The Kalbfleisch Agreement provides for Mr. Kalbfleisch to earn a base salary of $266,000 which was effective in May 2011. If we terminate Mr. Kalbfleisch's employment without cause or he resigns his employment for good reason before the end of a fiscal quarter or year, he will be eligible to receive a prorated amount of the target bonus for the fiscal quarter or year in which his employment terminates. For purposes of the Kalbfleisch Agreement, the terms “cause” and “good reason” are defined in the agreement, and a termination of employment by us without cause includes a termination by us at the end of the term then in effect. The Kalbfleisch Agreement has a three-year term and automatically renews for additional one-year terms. We may unilaterally modify Mr. Kalbfleisch's cash compensation at any time, subject to Mr. Kalbfleisch's right to terminate his employment for good reason.
The Kalbfleisch Agreement provides that if we terminate Mr. Kalbfleisch's employment without cause or if Mr. Kalbfleisch resigns from employment for good reason, we will be obligated to pay him an aggregate severance payment equal to the sum of (i) the greater of his annual base salary then in effect or his original base salary of $266,000, (ii) a portion of any target bonus prorated based on the number of days he was employed during the period on which the target bonus is based, (iii) an amount equal to the premiums he would be required to pay to continue health insurance coverage under our insurance plans for himself and his eligible dependents under COBRA for 12 months following the date of his termination, and (iv) an amount necessary for him to continue life, accident, medical and dental insurance benefits for himself and his eligible dependents in amounts substantially similar to those which he received immediately prior to the date of his termination for a period of 12 months following his termination (reduced by the amount of any reimbursement for COBRA premiums as described in clause (iii) above). The severance payment will be made in equal monthly installments over the 12 months following termination of employment. In addition, Mr. Kalbfleisch will be entitled to accelerated vesting for any unvested portion of his then outstanding stock options and any other equity-based awards that would otherwise have vested during the 12-month period following his termination. In the case of vested stock options, he will be permitted to exercise such options in whole or in part at any time within one year of the date of his termination, subject to earlier termination upon the expiration of the maximum term of the applicable options under the applicable plan or upon a change in control. If such a termination of employment occurs within two years following a change in control of our company, then the severance benefits will generally be the same as described above except that the cash severance will be paid in a single lump sum on the sixtieth day after termination of employment and Mr. Kalbfleisch will be entitled to accelerated vesting for any unvested portion of his then outstanding stock options and any other equity-based awards. If any payment under the Kalbfleisch Agreement would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, then that payment will be reduced to an amount that is one dollar less than the threshold for triggering the tax imposed by Section 4999 of the Internal Revenue Code if such reduction would result in a greater benefit for Mr. Kalbfleisch on an after-tax basis. The severance benefits described above are contingent upon Mr. Kalbfleisch providing us with a general release of all claims.

Jillian Mansolf. Under her offer letter with the Company, Ms. Mansolf was an at-will employee and her employment could be terminated by us for any reason, with or without notice. Ms. Mansolf voluntarily resigned from her employment with the Company on November 5, 2013. Ms. Mansolf earned an annual salary of $250,000 during fiscal 2013 and was eligible for quarterly commission earnings of $25,500, for a total annual compensation package of up to $352,000. Ms. Mansolf was also eligible to receive an annual bonus based upon the achievement of financial and management objectives reasonably established by our Board of Directors or an authorized committee of our Board of Directors. As in effect during fiscal 2013, Ms. Mansolf's offer letter provided that if her employment was terminated by us without cause she was eligible to receive severance benefits consisting of six months of base salary plus earned commissions and twelve months of continued health benefits coverage.
Prior to her voluntary resignation, Ms. Mansolf and the Company entered into an amendment of her offer letter to reflect a change in her position. The amendment provided for her to continue to receive her current base salary of $250,000 and to be eligible to receive a quarterly bonus under the Company's executive bonus plan commencing October 1, 2013 with a target bonus of $25,500 per quarter. After that date, she was no longer eligible for quarterly commissions earnings. In addition, the installment of her outstanding restricted stock unit award granted by the Company that was eligible to vest on January 15, 2014 would instead vest on January 3, 2014, subject to her continued employment through that date. If the Company terminated her employment at any time without cause, or if she voluntarily terminated her employment for any reason between January 3, 2014 and June 30, 2014, the Company would pay her severance equal to three months of her base salary and reimburse the cost of her COBRA premiums for six months following her termination, subject to her providing a release of claims in favor of the Company. Upon her voluntary resignation, Ms. Mansolf did not provide a release of claims in favor of the Company and, therefore, she did not receive severance payments of any kind.
Retention Agreements. The following describes the severance arrangements we have with our named executive officers in the case of a change of control. For these purposes, the terms “cause,” “good reason,” and “change in control” are defined in each executive's retention agreement.
Eric L. Kelly. On June 24, 2009, we entered into a retention agreement with Mr. Kelly, which provides that he will receive a lump sum severance payment if, within 60 days before or two years following a change of control of our company, his employment is terminated by us without cause or he resigns for good reason. The severance payment will equal 150% of the sum of Mr. Kelly's base salary at the time of the consummation of the change of control or termination date or $400,000, whichever is higher, plus any annual target bonus. The retention agreement provides that (i) if Mr. Kelly elects to continue insurance coverage as provided by COBRA, we will reimburse him for an amount equal to the premiums he would be required to pay to continue health insurance coverage under our insurance plans for himself and his eligible dependents under COBRA for 18 months following the date of his termination, and (ii) we will reimburse him for an amount necessary for him to continue life, accident, medical and dental insurance benefits for himself and his eligible dependents in amounts substantially similar to those which he received immediately prior to the date of his termination for a period of 18 months following his termination (reduced by the amount of any reimbursements for COBRA premiums as described in clause (i) above). We are required to reimburse Mr. Kelly for the estimated costs of these benefits in one lump sum payment on his termination date. In addition, Mr. Kelly will be entitled to accelerated vesting for any unvested portion of his then outstanding stock options and any other equity-based awards. In the case of vested stock options, he will be permitted to exercise such options in whole or in part at any time within one year of the date of his termination, subject to earlier termination upon the expiration of the maximum term of the applicable options under the applicable plan or upon a change of control. If any portion of any payment under the retention agreement would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, then that payment will be reduced to an amount that is one dollar less than the threshold for triggering the tax imposed by Section 4999 of the Internal Revenue Code if such reduction would result in a greater benefit for Mr. Kelly on an after-tax basis. The consideration payable to Mr. Kelly under the retention agreement is contingent upon him providing us a general release of claims.
Jillian Mansolf. We entered into a retention agreement with Ms. Mansolf effective July 13, 2009, which was in effect during fiscal 2013. In connection with Ms. Mansolf's change in position in September 2013, she and the Company agreed to terminate her retention agreement. This agreement generally provided that Ms. Mansolf would receive a lump sum severance payment if, within two years of the consummation of a change of control of our company, her employment was terminated without cause or she resigned with good reason. These severance payments were based on Ms. Mansolf's base salary and target commission at the time of the consummation of the change of control or the termination date, whichever is higher, plus her target bonus for the year before the consummation of the change of control. The agreement provided that, upon a qualifying termination in connection with a change of control, Ms. Mansolf was entitled to receive an amount equal to her annual base salary, target commissions plus target bonus. If any portion of any payment under the retention agreement would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, then that payment would be reduced to an amount that is one dollar less than the threshold for triggering the tax imposed by Section 4999 of the Internal Revenue Code. The agreement also provided that if Ms. Mansolf elected to continue health insurance coverage as provided by COBRA, we would reimburse her for the amount of the premiums incurred by her for 12 months following the termination date. The consideration payable to Ms. Mansolf under the retention agreement was contingent upon her providing us a general release of claims.
Equity Awards Granted in Fiscal 2013
There were no equity awards granted to our named executive officers during fiscal 2013.
Executive Bonus Plan
In September 2010, the Compensation Committee approved an Executive Bonus Plan (“Bonus Plan”), which provides bonus opportunities for selected employees of the Company, including each of our executive officers. Each participant in the Bonus Plan is assigned a target bonus percentage that is expressed as a percentage of the participant's base salary for the applicable bonus period (“Bonus Period”). Bonuses are payable based upon our attainment of one or more performance goal(s) for revenue, gross profit, operating income, operating expenses and/or earnings per share as approved by the Compensation Committee for the applicable Bonus Period. The Compensation Committee may establish minimum, target and/or maximum performance goals for one or more of these performance metrics. The Compensation Committee establishes target bonus amounts for each Bonus Period and also establishes the percentage of the total bonus that will be determined based on our performance and the percentage of the total bonus that will be determined based on individual performance and, as applicable, the performance goals that will be used to determine a participant's individual performance for the Bonus Period. The Bonus Plan is effective for each fiscal year unless and until otherwise determined by the Compensation Committee.
For fiscal 2013, the Compensation Committee established performance goals for our revenue growth and gross operating expenses. The named executive officers' target bonuses for fiscal 2013 (expressed as a percentage of the executive's annual base salary) were as follows: Mr. Kelly-100%; Mr. Kalbfleisch-50%; and Ms. Mansolf-10%. (Ms. Mansolf's participation in the Bonus Plan was in addition to her opportunity to be awarded sales commissions under her employment agreement as described above.) The bonuses awarded to each named executive officer under the Bonus Plan for fiscal 2013 are reported in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table for Fiscal 2013” above.
401(k) Plan
In February 1994, we adopted our On-Track 401(k) Savings Plan that covers all of our eligible employees who are at least 21 years old. Our 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code so that employee contributions and income earned on such contributions are not taxable to employees until withdrawn. Employees may elect to defer up to 60% of their eligible compensation (not to exceed the statutorily prescribed annual limit) in the form of elective deferral contributions to our 401(k) plan. However, our named executive officers qualify as highly compensated employees and may only elect to defer up to 8.5% of their eligible compensation (not to exceed the statutorily prescribed annual limit) in the form of elective deferral contributions to our 401(k) plan. Our 401(k) plan also has a catch up contribution feature for employees aged 50 or older (including those who qualify as highly compensated employees) who can defer amounts over the statutory limit that applies to all other employees. In October 2008, we suspended the matching by us of contributions made by participants under our 401(k) plan.

Equity Compensation Plan Information
The following table provides information about our equity compensation plans as of the last day of fiscal 2013.

Plan Category	(a) Number of common shares to be issued upon exercise of outstanding options and rights	(b) Weighted-average exercise price of outstanding options and rights(3)	(c) Number of common shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))
Equity compensation plans approved by our shareholders(1)	3,932,278	$2.26	2,830,882
Equity compensation plans not approved by our shareholders(2)	500,022	$1.72	—
Total	4,432,300	$2.16	2,830,882
_________________

(1)
Of the aggregate number of shares that remained available for future issuance reported in column (c), 2,290,085 were available under the 2009 Plan and 540,797 were available under the 2006 Employee Stock Purchase Plan. The 2009 Plan permits the granting of the following types of incentive awards: stock options, stock appreciation rights, restricted shares, and stock units. Subject to any accelerated vesting that may apply in the circumstances, the unvested portion of a named executive officer's outstanding awards will immediately terminate upon termination of the named executive officer's employment.

(2)
These figures represent options to purchase shares of our common stock granted to certain employees (including Ms. Mansolf) (the “Inducement Options”) and stock units (the “Inducement Stock Units”) as an inducement to their commencing employment with us. Neither the Inducement Options nor the Inducement Stock Units were granted under a plan and are administered by the Compensation Committee. The Inducement Options and Inducement Stock Units are generally subject to the same terms as options and stock units granted under the 2009 Plan. The Inducement Options have a six-year term and the Inducement Stock Units vest over three years and are subject to earlier termination in the case of termination of the employee's employment or a change in control of us.

(3)	The weighted-average exercise prices do not reflect shares subject to outstanding awards of restricted stock units.

REPORT OF THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS
The purpose of the Audit Committee is to assist our Board of Directors in its general oversight of our financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards, applicable laws and regulations. The independent registered public accounting firm selected and appointed by the Audit Committee is responsible for performing an independent audit of, and expressing an opinion on our consolidated financial statements.
The Audit Committee is comprised solely of independent directors as defined in the listing standards of the NASDAQ Marketplace Rules. The Audit Committee members are not professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent audit. The Audit Committee serves in a board-level oversight role where it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters. At each meeting, the Audit Committee meets in executive session with the independent registered public accounting firm without management present and in separate individual sessions with our chief financial officer, our controller and other finance personnel. All services provided by the independent registered public accounting firm are pre-approved by the Audit Committee, and the Audit Committee reviews and approves the overall scope and plans for the annual audit.
Our management represented to the Audit Committee that our consolidated financial statements for fiscal year 2013 were prepared in accordance with generally accepted accounting principles applied on a consistent basis. The Audit Committee reviewed and discussed the consolidated financial statements with management and our independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of our accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in our consolidated financial statements. The Audit Committee discussed with our independent registered public accounting firm other matters as are required to be discussed under the standards of the Public Company Accounting Oversight Board (United States), including the matters required by AU Section 380, Communication with Audit Committees. In addition, the Audit Committee has discussed with our independent registered public accounting firm such firm's independence from management and our company and has received from the independent registered public accounting firm the written disclosures and the letter regarding its independence as required by Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committee Concerning Independence. Based on the foregoing reviews and discussion, the Audit Committee recommended to our Board of Directors, and our Board of Directors approved, that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended June 30, 2013.
The Audit Committee has selected Moss Adams as our independent registered public accounting firm for the fiscal year ending June 30, 2014. We expect that a representative of Moss Adams will attend the annual meeting, and the representative will have an opportunity to make a statement if the representative so desires. The representative will also be available to respond to appropriate questions from shareholders.
THE AUDIT COMMITTEE:
Robert A. Degan, Chairman
Joseph A. De Perio
Vivekanand Mahadevan

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES
Independent Registered Public Accountants Fees
The following table summarizes the aggregate fees billed to us by our independent registered public accounting firm, Moss Adams LLP (“Moss Adams”) (in thousands):

	Fiscal Year
	2013	2012
Audit fees(1)	$383	$347
Audit-related fees(2)	10	20
Tax fees(3)	—	—
All other fees(4)	—	—
Total	$393	$367
________________

(1)
Audit fees consist of fees billed for professional services rendered in connection with the audit of our annual consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports, which were provided by Moss Adams in connection with statutory and regulatory filings or engagements.

(2)
Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements, and are not reported under audit fees. This category includes fees principally related to the audit of the Company’s employee benefit plan.

(3)
Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning. There were no such services rendered to us by Moss Adams during fiscal years 2013 or 2012.

(4)	All other fees consists of fees for products and services other than the services reported above. There were no such services rendered to us by Moss Adams during fiscal years 2013 or 2012.
Pre-Approval Policies and Procedures
As a matter of policy, all audit and non-audit services provided by our independent registered public accounting firm are approved in advance by the Audit Committee, which considers whether the provision of non-audit services is compatible with maintaining such firm's independence. All services provided by Moss Adams during fiscal years 2013 and 2012 were pre-approved by the Audit Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Certain Transactions with Related Persons
In July 2013, we entered into a supply agreement, and a technology license agreement, with Sphere 3D Corporation (“Sphere 3D”). As consideration for the transactions contemplated by the technology license agreement, we paid Sphere 3D $250,000 in cash and issued Sphere 3D 213,220 shares of our common stock, with a value at the time of issuance of approximately $250,000. The issuance of these shares was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, as sales of securities not involving any public offering. In July 2013, as partial payment under the supply agreement, Sphere 3D issued 769,231 common shares to us, at $0.65 CAD, or approximately $0.63, with a value as of the date of issuance equal to approximately $500,000.
In connection with the Sphere 3D transaction, Eric Kelly, our President and Chief Executive Officer, was appointed the Chairman of the Board of Directors of Sphere 3D. Mr. Kelly was also awarded an option to purchase up to 850,000 shares of common stock of Sphere 3D with an exercise price of $0.65 CAD, or approximately $0.63.
On January 21, 2014, we completed the acquisition of Tandberg. The Acquisition was made pursuant to the Acquisition Agreement dated November 1, 2013 by and among the Company, Tandberg, FBC and TDM, as amended as described below. Pursuant to the terms of the Acquisition Agreement, we purchased 100% of the outstanding equity securities of Tandberg held by the sole shareholder of Tandberg, FBC, in exchange for the Acquisition Shares. Following the completion and as a result of the Acquisition, the Acquisition Shares constituted approximately 54% of the Company’s fully-diluted outstanding securities.
Pursuant to the terms of that Acquisition Agreement, we entered into a Voting Agreement with FBC which provided that we expand the size of the Board to seven directors and appoint Messrs. Bordessa and Hoff to fill the two vacancies on the Board created by the expansion. The Board increased the size of the Board to seven directors on January 16, 2014. Messrs. Bordessa and Hoff were elected to our Board of Directors on March 27, 2014. Pursuant to the Voting Agreement, until the earlier of (a) the filing by the Company of its annual report on Form 10-K for the fiscal year ending on or about June 30, 2015 with the U.S. Securities Exchange Commission or (b) the Expiration Date, (i) up to two persons designated by FBC and reasonably acceptable to the current Board will be nominated for election to the Board at each meeting of shareholders at which members of the Board are elected; (ii) in any election of members of the Board, FBC agreed to vote all shares of common stock of the Company held by FBC with respect to any nominee for election to the Board (other than the nominees designated by FBC) in the same proportion that the Company’s other shareholders vote for such nominee; (iii) FBC agreed not to nominate any person for election to the Board other than the two persons described above; and (iv) FBC agreed not to initiate, propose or otherwise solicit, or participate in the solicitation of shareholders for the approval of, any shareholder proposals with respect to the Company. After the Expiration Date, as Cyrus is the beneficial owner of FBC, Cyrus will have the right to appoint all of the Company’s directors by virtue of the fact that the Cyrus will hold a majority of the outstanding voting stock of the Company.
Indemnification of Our Executive Officers and Directors
Our executive officers and directors are entitled to be indemnified under our articles of incorporation and bylaws to the fullest extent permitted under California law. We have also entered into indemnification agreements with each of our executive officers and directors.

OTHER MATTERS
We know of no other matters to be submitted at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares that they represent in accordance with their judgment.
For further information about Overland Storage, Inc., please refer to our annual report on Form 10-K for the fiscal year ended June 30, 2013, which was filed with the SEC on September 18, 2013 and accompanies this proxy statement. Our annual report on Form 10-K is publicly available on our website at www.overlandstorage.com. You may also obtain a copy by sending a written request to Investor Relations, Overland Storage, Inc., 9112 Spectrum Center Boulevard, San Diego, California 92123.
By Order of the Board of Directors,
KURT L. KALBFLEISCH
Secretary

OVERLAND STORAGE, INC.
ANNUAL MEETING OF SHAREHOLDERS
May 13, 2014
8:00 a.m. (Pacific Time)
CityView Plaza
125 South Market Street
2nd Floor, Suite 275, Room A
San Jose, CA 95113

Proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Eric L. Kelly and Kurt L. Kalbfleisch, or either of them, with power of substitution to each, to vote all shares of common stock of Overland Storage, Inc. (the “Company”) that the undersigned is entitled to vote at the Company’s Annual Meeting of Shareholders to be held on Tuesday, May 13, 2014 at 8:00 a.m. (Pacific Time), or at any adjournment or postponement thereof, in accordance with the instructions on the reverse side of this card and with the same effect as though the undersigned were present in person and voting such shares. The undersigned’s appointed proxies are authorized in their discretion to vote upon such other business as may properly come before the annual meeting.

See reverse for voting instructions.

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET/MOBILE - www.proxypush.com/ovrl
Use the Internet to vote your proxy 24 hours a day, 7 days a week until 9:00 p.m., Pacific Time, on May 12, 2014

Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

PHONE - 1-866-883-3382
Use any touch-tone telephone to vote your proxy until 24 hours a day, 7 days a week until 9:00 p.m., Pacific Time, on May 12, 2014.
Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number available. Follow the simple instructions the voice provides you.

MAIL - Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Overland Storage, Inc., c/o Wells Fargo Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

The Board of Directors Unanimously Recommends Votes “FOR” All Proposals.
1.	To elect the	01 Daniel J. Bordessa	05 Eric L. Kelly	☐	Vote FOR	☐	Vote WITHHELD
	following seven	02 Robert A. Degan	06 Vivekanand Mahadevan		all nominees		from all nominees
	directors:	03 Joseph A. De Perio	07 Scott McClendon		(except as marked)
04 Nils Hoff
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the appointment of Moss Adams as our independent registered public accounting firm for the fiscal year ending June 30, 2014.		☐ For	☐ Against	☐ Abstain
3.	To conduct an advisory vote to approve Named Executive Officer compensation.		☐ For	☐ Against	☐ Abstain
UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3, AND IN THE DISCRETION OF THE APPOINTED PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Address Change? Mark box, sign, and indicate changes below:		☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on this Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.